Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS SECOND-QUARTER 2015 RESULTS AND REAFFIRMS FULL-YEAR 2015 ONGOING GUIDANCE
Record Sales and Ongoing Earnings
Company Continues to Expect Strong Second-Half Performance

BENTON HARBOR, Mich., July 22, 2015 - Whirlpool Corporation (NYSE: WHR) announced today second-quarter GAAP net earnings of $177 million, or $2.21 per diluted share, compared to $179 million, or $2.25 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) totaled a second quarter record $2.70, compared to $2.62 in the same prior-year period. The benefit of cost and capacity-reduction initiatives, favorable price/mix and benefits from the acquisition integration activities offset unfavorable currency and a weakened demand environment in Brazil.

Net sales in the quarter were a second-quarter record $5.2 billion compared to $4.7 billion during the same prior-year period, an increase of over 11 percent. Excluding the impact of foreign currency, sales increased over 25 percent, primarily driven by the acquisitions.

"Whirlpool delivered strong financial results in the second quarter," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. "These record results reflect the strength of our expanded global platform and we have the actions in place to deliver record second-half performance."

Second-quarter GAAP operating profit totaled $273 million compared to $291 million in the same prior-year period. Record second-quarter ongoing business operating profit(2) totaled $355 million, or 6.8 percent of sales, compared to $330 million, or 7.1 percent of sales, in the same prior-year period. Ongoing business operating margins benefited from acquisition integration activities, cost and capacity-reduction initiatives and ongoing cost productivity, which were more than offset by unfavorable currency.

For the six months ended June 30, 2015, the company reported cash used in operating activities of $(397) million compared to cash used in operating activities of $(368) million in the same prior-year period. Whirlpool Corporation reported free cash flow(3) of $(619) million in the first half of 2015 compared to free cash flow(3) of $(622) million in the same prior-year period.

OUTLOOK

Whirlpool Corporation has increased its full-year 2015 GAAP net earnings per diluted share guidance to reflect a gain related to a business investment in Latin America. The company now expects full-year GAAP net earnings per diluted share available to Whirlpool of $9.50 to $10.50. This adjustment does not impact the company's expectations for ongoing business earnings per diluted share. As such, the company continues to expect full-year ongoing business earnings per diluted share of $12.00 to $13.00.

2015 EPS Outlook
Prior GAAP Diluted EPS(i)	$9.00 - $10.00
Gain Related to a Business Investment	0.62
Additional Acquisition Related Transition Costs	(0.21)
Current GAAP Diluted EPS(i)	$9.50 - $10.50
Benefit Plan Curtailment Gain	(0.44)
Restructuring Expense	2.85
Combined Acquisition Related Transition Cost	0.57
Pension Settlement Charges	0.15
Gain Related to a Business Investment	(0.62)
Antitrust Resolutions	0.12
Ongoing Business Diluted EPS	$12.00 - $13.00
(i) Diluted EPS available to Whirlpool.

For the full-year 2015, the company continues to expect to generate free cash flow(3) of approximately $700 million. Included in this guidance are restructuring cash outlays of up to $250 million, capital spending of approximately $750 million to $800 million and U.S. pension contributions of approximately $72 million.

"Our long-term growth strategy remains on track," said Fettig, "and we have the appropriate plans and operational focus to continue delivering strong returns to our shareholders.”

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported second-quarter net sales of $2.7 billion, up slightly from the same prior-year period. Excluding the impact of currency, sales increased over 1 percent.

The region reported a second-quarter operating profit of $287 million, compared to $285 million in the same prior-year period. Ongoing business segment operating profit(4) totaled a second quarter record of $290 million, or 10.8 percent of sales, compared to $285 million, or 10.6 percent of sales, in the same prior-year period. Higher unit volumes and ongoing cost productivity offset unfavorable currency.

The company expects full-year 2015 industry unit shipments to increase by approximately 4 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported second-quarter net sales of $1.3 billion, compared to $0.7 billion in the same prior-year period, an increase of 79 percent. Excluding the impact of currency, sales increased over 127 percent.

The region reported second-quarter operating profit of $51 million, compared to $2 million in the same prior-year period. Ongoing business segment operating profit(4) totaled a second quarter record $56 million, or 4.2 percent of sales, compared to $2 million, or 0.2 percent of sales, in the same prior-year period. The benefits from acquisition integration activities, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives more than offset unfavorable currency.

The company expects full-year 2015 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported second-quarter net sales of $0.9 billion, compared to $1.1 billion in the same prior-year period. Excluding the impact of currency, sales increased by 1 percent.

The region reported second-quarter GAAP operating profit of $36 million, or 4.2 percent of sales, compared to $87 million, or 8.0 percent of sales, in the same prior-year period. Improved product price/mix and the benefit of cost and capacity reductions were more than offset by unfavorable currency and lower unit volumes due to a weaker demand environment in Brazil.

The company now expects full-year 2015 industry unit shipments to decrease by approximately 15 percent.

Whirlpool Asia

Whirlpool Asia reported second-quarter net sales of $381 million, compared to $211 million in the same prior-year period, an increase of 81 percent. Excluding the impact of currency, sales increased over 85 percent.

The region reported a second-quarter GAAP operating profit of $27 million, compared to an operating profit of $4 million in the same prior-year period. Ongoing business segment operating profit(4) totaled a second quarter record $31 million, or 8.1 percent of sales, compared to $4 million, or 1.9 percent of sales, in the same prior-year period. Benefits from acquisition integration activities, ongoing cost productivity and the benefits of cost and capacity-reduction initiatives positively impacted margins.

The company expects full-year 2015 industry unit shipments to be flat.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

SECOND QUARTER 2015 // PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is the global home appliance industry leader with deep consumer insights and a strong portfolio of brands worldwide. We offer compelling home solutions both within and beyond our core appliance business, delivering innovation that matters to consumers and positioning our company for continued growth and profitability.

Company Awards & Recognition

•
Whirlpool Corporation was ranked as one of CR (Corporate Responsibility) magazine's Top 100 Best Corporate Citizens for 2015 with high scores in the categories of Human Rights, Employee Relations, Corporate Governance and Philanthropy.

•	The Reputation Institute ranked Whirlpool Corporation among the 2015 Global RepTrak® 100, which ranks the reputation of the 100 most highly regarded companies across 15 countries.

•	CIO (Chief Information Officer) magazine awarded Whirlpool Corporation their 2015 CIO 100 award.

Product Innovation

•	The KitchenAid Cook Processor and the KitchenAid Torrent Blender were recognized by Ambiente’s “Kitchen Innovation of the Year” awards in best of the best and small domestic appliances categories.

•	Maytag brand’s new Maytag Man campaign was given Gold and Silver Effie Awards, which honor the best marketing and communications in the advertising industry.

•	The Whirlpool HybridCare Heat Pump Dryer was given a Parade of Products Award at the Pacific Coast Builder Conference, as well as an EE (Energy Efficiency) Visionary Award.

•	The KitchenAid Precision Press, part of the new craft coffee line, was honored as an Innovation Award Finalist by the International Housewares Association.

•
KitchenAid brand’s new pour-over coffee brewer is now a Certified Home Brewer from the Specialty Coffee Association of America (SCAA) and has received the European Coffee Brewer Center (ECBC) Seal of Approval (Golden Cup standard).

•	Whirlpool brand in Brazil was recently honored with Gold and Bronze Awards from the Brazilian Direct Marketing Association (ABMED).

•	Consul brand air conditioner category was recognized with a Top of Mind Prize by Amanhã magazine.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $20 billion in annual sales, 100,000 employees and 70 manufacturing and technology research centers throughout the world in 2014. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in more than 170 countries. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) acquisition and investment-related risk, including risk associated with our acquisitions of Hefei Sanyo and Indesit, and risk associated with our increased presence in emerging markets; (3) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (5) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of Whirlpool to manage foreign currency fluctuations; (7) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (8) the effects and costs of governmental investigations or related actions by third parties; (9) changes in the legal and regulatory environment including environmental and health and safety regulations; (10) Whirlpool's ability to maintain its reputation and brand image; (11) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (12) information technology system failures and data security breaches; (13) product liability and product recall costs; (14) inventory and other asset risk; (15) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (16) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (17) the uncertain global economy; (18) our ability to attract, develop and retain executives and other qualified employees; (19) the impact of labor relations; (20) Whirlpool's ability to obtain and protect intellectual property rights; and (21) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars, except share data)

	Three Months Ended		Six Months Ended
	2015	2014	2015	2014
Net sales	$5,208	$4,682	$10,054	$9,045
Expenses
Cost of products sold	4,303	3,895	8,296	7,503
Gross margin	905	787	1,758	1,542
Selling, general and administrative	556	457	1,054	896
Intangible amortization	18	5	37	11
Restructuring costs	58	34	91	63
Operating profit	273	291	576	572
Other income (expense)
Interest and sundry income (expense)	42	(16)	(11)	(39)
Interest expense	(40)	(40)	(83)	(84)
Earnings before income taxes	275	235	482	449
Income tax expense	90	50	99	100
Net earnings	185	185	383	349
Less: Net earnings available to noncontrolling interests	8	6	15	10
Net earnings available to Whirlpool	$177	$179	$368	$339
Per share of common stock
Basic net earnings available to Whirlpool	$2.24	$2.29	$4.66	$4.34
Diluted net earnings available to Whirlpool	$2.21	$2.25	$4.60	$4.27
Dividends declared	$0.90	$0.75	$1.65	$1.375
Weighted-average shares outstanding (in millions)
Basic	79.1	78.3	78.9	78.2
Diluted	80.0	79.6	80.0	79.6

Comprehensive income	$222	$184	$209	$390

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets
Cash and equivalents	$691	$1,026
Accounts receivable, net of allowance of $174 and $154, respectively	2,702	2,768
Inventories	3,086	2,740
Deferred income taxes	350	417
Prepaid and other current assets	1,044	1,147
Total current assets	7,873	8,098
Property, net of accumulated depreciation of $6,029 and $5,959, respectively	3,813	3,981
Goodwill	2,792	2,807
Other intangibles, net of accumulated amortization of $293 and $267, respectively	2,707	2,803
Deferred income taxes	1,884	1,900
Other noncurrent assets	444	413
Total assets	$19,513	$20,002
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,179	$4,730
Accrued expenses	809	852
Accrued advertising and promotions	514	673
Employee compensation	408	499
Notes payable	740	569
Current maturities of long-term debt	267	234
Other current liabilities	879	846
Total current liabilities	7,796	8,403
Noncurrent liabilities
Long-term debt	3,750	3,544
Pension benefits	1,061	1,123
Postretirement benefits	431	446
Other noncurrent liabilities	627	690
Total noncurrent liabilities	5,869	5,803
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 110 million shares issued, and 78 million shares outstanding	110	110
Additional paid-in capital	2,586	2,555
Retained earnings	6,446	6,209
Accumulated other comprehensive loss	(2,012)	(1,840)
Treasury stock, 32 million shares	(2,199)	(2,149)
Total Whirlpool stockholders’ equity	4,931	4,885
Noncontrolling interests	917	911
Total stockholders’ equity	5,848	5,796
Total liabilities and stockholders’ equity	$19,513	$20,002

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars)

	Six Months Ended
	2015	2014
Operating activities
Net earnings	$383	$349
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	331	261
Curtailment gain	(47)	—
Changes in assets and liabilities:
Accounts receivable	(94)	(215)
Inventories	(458)	(375)
Accounts payable	(327)	(41)
Accrued advertising and promotions	(149)	(88)
Accrued expenses and current liabilities	(32)	(71)
Taxes deferred and payable, net	(8)	16
Accrued pension and postretirement benefits	(28)	(69)
Employee compensation	(73)	(84)
Other	105	(51)
Cash used in operating activities	(397)	(368)
Investing activities
Capital expenditures	(268)	(265)
Proceeds from sale of assets and business	34	11
Change in restricted cash	12	—
Investment in related businesses	(21)	(36)
Cash used in investing activities	(243)	(290)
Financing activities
Proceeds from borrowings of long-term debt	523	818
Repayments of long-term debt	(271)	(504)
Net proceeds from short-term borrowings	237	(6)
Dividends paid	(130)	(107)
Common stock issued	36	28
Repurchase of common stock	(50)	—
Purchase of noncontrolling interest shares	—	(5)
Other	(3)	(9)
Cash provided by financing activities	342	215
Effect of exchange rate changes on cash and equivalents	(37)	8
Decrease in cash and cash equivalents	(335)	(435)
Cash and equivalents at beginning of period	1,026	1,380
Cash and equivalents at end of period	$691	$945

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), earnings before interest and taxes (EBIT) margin, ongoing business earnings before interest and taxes (EBIT), ongoing business earnings before interest and taxes (EBIT) margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings per diluted share available to Whirlpool, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	June 30, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$273	$315	$2.21
Restructuring Expense(a)	58	58	0.55
Acquisition Related Transition Cost(b)	21	21	0.23
Pension Settlement Charge(c)	3	3	0.03
Gain Related to a Business Investment(d)	—	(65)	(0.62)
Antitrust Resolutions(e)	—	3	0.03
Normalized Tax Rate Adjustment(f)	—	—	0.27
Ongoing Business Measure	$355	$335	$2.70

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $42 million] and Operating Profit.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	June 30, 2014
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$291	$275	$2.25
Restructuring Expense(a)	34	34	0.33
Investment Expense(g)	5	13	0.12
Antitrust Resolutions(e)	—	1	0.01
Normalized Tax Rate Adjustment(f)	—	—	(0.09)
Ongoing Business Measure	$330	$323	$2.62

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(16) million] and Operating Profit.

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, segment operating profit (loss), for the three months ended June 30, 2015. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	June 30, 2015
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Acquisition Related Transition Cost (b)	Pension Settlement(c)	Ongoing Business Segment Operating Profit (Loss)
North America	$287	$—	$—	$3	$290
Latin America	36	—	—	—	36
EMEA	51	—	5	—	56
Asia	27	—	4	—	31
Other/Eliminations	(128)	58	12	—	(58)
Total Whirlpool Corporation	$273	$58	$21	$3	$355

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended June 30, 2014. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	June 30, 2014
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Investment Expense(g)	Ongoing Business Segment Operating Profit (Loss)
North America	$285	$—	$—	$285
Latin America	87	—	—	87
EMEA	2	—	—	2
Asia	4	—	—	4
Other/Eliminations	(87)	34	5	(48)
Total Whirlpool Corporation	$291	$34	$5	$330

Footnotes:

a.
During the second quarters of 2015 and 2014, we recorded restructuring charges of $58 million and $34 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $14 million and $8 million, respectively.

b.
During the second quarter of 2015, we recognized acquisition related transition costs of $21 million associated with the acquisition of a majority interest in Hefei Sanyo and the acquisition of Indesit. The earnings per diluted share impact is calculated based on an income tax impact of $5 million.

c.
During the second quarter of 2015, the company recognized expenses of $3 million related to a Canadian pension settlement. The earnings per diluted share impact is calculated based on an income tax impact of $1 million.

d.
During the second quarter of 2015, we recognized a gain related to a business investment of $65 million. The earnings per diluted share impact is calculated based on an income tax impact of $16 million.

e.
During the second quarters of 2015 and 2014, we recognized expenses of approximately $3 million and $1 million, respectively, related to antitrust resolutions. The earnings per diluted share impacts are calculated based on income tax impacts of $1 million and $0 million, respectively.

f.	During the second quarters of 2015 and 2014, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to anticipated full-year effective tax rates of approximately 24%.

g.
During the second quarter of 2014 we recognized an investment expense of $13 million related to the pending acquisition of a majority interest in Hefei Sanyo and the pending acquisition of Indesit. The earnings per diluted share impact is calculated based on an income tax impact of $3 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles six-month 2015 and 2014 and projected full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Six Months Ended June 30,
(millions of dollars)	2015	2014	2015 Outlook
Cash Provided by (Used in) Operating Activities	$(397)	$(368)	$1,450 - $1,500
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(222)	(254)	(750) - (800)
Free Cash Flow	$(619)	$(622)	~$700

*Change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Hefei Sanyo and which are released to fund approved capital expenditures and working capital.
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